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                                                                   Exhibit 10.22

March 11, 2002

Christopher T. Hjelm
12736 Canario Way
Los Altos Hills, CA  94022

Dear Chris:

     eBay Inc. ("the Company" or "eBay") is pleased to offer you the exempt position of Senior Vice President, eBay Technology at a salary of $13,541.67, payable twice per month, which is equivalent to an annual salary of $325,000.00. In addition, the Company may award you discretionary bonuses from time to time.

     You will be eligible to participate in a management incentive plan (MIP) with payouts based on individual achievement as well as Company performance. Your target bonus would be 40% of your base salary. Eligibility for this program begins with your first full business quarter of employment and you must be employed at the time of pay out (should there be one) to be considered eligible for pay out under the program.

     You shall also receive a one-time sign-on bonus of $100,000.00 payable within two payroll periods. In the event that your employment ceases for reasons of cause or resignation prior to completion of one year of service from your start date, the employment bonus is fully refundable to eBay.

     You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 300,000 shares of the Company's Common Stock. The option will be granted under the Company's Current Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option. Enclosed is an Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. Please review the Agreement carefully, sign and date the certification (page one of the agreement) and return it to me.

     Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

     We hope that you and eBay will find mutual satisfaction with your employment. However, your employment at the Company is "at-will" and either you or the Company may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by eBay's Senior VP of Human Resources. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.
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     All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) in San Jose, rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Arbitration Agreement carefully.

     As a condition of your employment, you must complete both the Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. In part, the Proprietary Information and Inventions Agreement requires that a departing employee refrain from unauthorized use or disclosure of the Company's confidential information (as defined in that Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the Employee Proprietary Information and Inventions Agreement, please call me. Otherwise, please sign and date this document and return it to me in the enclosed envelope.

     This letter, the Arbitration Agreement, and the Employee Proprietary Information and Inventions Agreement contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this agreement by signing copies of this letter, the Arbitration Agreement, and the Proprietary Information and Inventions Agreement and returning them to me, along with the Insider Trading Agreement certification, by the close of business on Monday, March 11, 2002.

     This offer is contingent upon your background, employment and educational verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this letter.

Very truly yours,

  /s/ Maynard Webb
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Maynard Webb
President, eBay Technology

ACCEPTED:

  /s/ Christopher Hjelm       March 11, 2002
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Christopher Hjelm           Date

Anticipated Start Date:   March 29, 2002
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